EXHIBIT 10.6

FOURTH AMENDMENT TO LOAN AGREEMENT

     This Fourth Amendment (“Amendment”) dated as of November 30, 2010, by and between The PrivateBank and Trust Company (“Lender”) and Advanced Photonix, Inc. (“Borrower”).

RECITALS

     (1) The Lender and Borrower entered into that certain Loan Agreement dated September 25, 2008, as amended by that certain First Amendment to Loan Agreement dated May 29, 2009 (the “First Amendment”), that certain Second Amendment to Loan Agreement dated June 25, 2010 (the “Second Amendment”) and that certain Third Amendment to Loan Agreement dated August 27, 2010 (the “Third Amendment” and such Loan Agreement as amended, the “Agreement”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

     (2) Lender and Borrower desire to amend the Agreement as set forth below.

     NOW, THEREFORE, Lender and Borrower agree as follows:

     (a) The definitions of Adjusted EBITDA and Debt Service Coverage Ratio are amended to read as follows:

     “‘Adjusted EBITDA’ shall mean for any period of determination Net Income for such period plus, to the extent deducted in determining Net Income, depreciation, amortization (including non-cash impairment charges related to goodwill or intangible assets or other non-cash impairment charges as may be approved by Lender, in the exercise of its reasonable credit judgment, from time to time), interest and income tax expense and the restructuring fee paid to certain former shareholders on or about November 30, 2010 (provided that the amount added back in determining Adjusted EBITDA shall not exceed $78,200), minus cash taxes during such period, minus dividends to shareholders during such period, plus non-cash expenses related to stock grants and options during such period, all as determined on a consolidated basis for Borrower and its consolidated Subsidiaries in accordance with GAAP.

     ‘Debt Service Coverage Ratio’ shall mean as of any date of determination thereof a ratio the numerator of which is Adjusted EBITDA for the applicable measuring period, plus the net cash proceeds of the issuance by Borrower of any Eligible Capital Securities during such period (excluding any net proceeds received in connection with the note restructuring occurring on or about November 30, 2010) and the denominator of which is all payments of principal with respect to interest bearing debt during such period (including the principal component of Capitalized Lease obligations), plus interest expense for such period (including the interest component of Capitalized Lease obligations), all as determined on a consolidated basis for Borrower and its consolidated Subsidiaries in accordance with GAAP. The applicable measuring period shall be (i) the fiscal year to date period for any determination date occurring before March 31, 2009 and (ii) the preceding twelve (12) months ending on such date for any date of determination occurring on or after March 31, 2009.”

     (b) Section 6.28 of the Account is amended to read as follows:

     “6.28 Picometrix Debt. Borrower shall not and shall cause its Subsidiaries not to make any payment with respect to the existing indebtedness owed to the former shareholders of Picometrix (“Picometrix Debt”), except that (i) Borrower may make the scheduled payments described on attached Schedule 6.28 so long as (a) Borrower is in pro forma compliance with all financial covenants under this Agreement both before and after giving effect to such payment, and (b) no Event of Default (or event which with the giving of notice or the passage of time or both would constitute an Event of Default) has occurred and is continuing and (ii) Borrower may pay to such former shareholders a restructuring fee (“Restructuring Fee”); provided, however, the cash component of such Restructuring Fee shall not exceed $156,312.50 in the aggregate and provided further, after giving effect to certain transactions involving the Borrower and such shareholders which are to occur contemporaneously with the payment of the Restructuring Fee but exclusive of the Borrower’s obligation to reimburse such shareholders for their reasonable legal expenses incurred in connection with such transactions, the net cash outflow from Borrower with respect to the payment of such Restructuring Fee shall not exceed $78,200. At least ten (10) days prior to making any such payment (other than the scheduled payment due December 1, 2010 and the Restructuring Fee), Borrower shall provide to Lender a covenant compliance certificate giving pro forma effect to such payment.”

     (c) Attached Schedule 6.28 is added to the Agreement.

     (d) Paragraph 11 of the Second Amendment, as amended by paragraph 2 of the Third Amendment, is hereby deleted in its entirety.

     (e) Borrower will reimburse the Lender for all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the preparation of this Amendment and the documents, instruments and agreements executed in connection herewith.

     (f) Borrower hereby represents and warrants that, after giving effect to the Amendment contained herein, (a) the execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Borrower’s powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations, warranties and covenants of Borrower set forth in Section 5 of the Agreement and any other documents, instruments or agreements executed in connection therewith, are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; and (c) no event of default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an event of default under the Agreement, has occurred and is continuing as of the date hereof.

     (g) BORROWER WAIVES, DISCHARGES, AND FOREVER RELEASES LENDER, LENDER’S EMPLOYEES, OFFICERS, DIRECTORS, ATTORNEYS, STOCKHOLDERS, AND THEIR SUCCESSORS AND ASSIGNS, FROM AND OF ANY AND ALL CLAIMS, CAUSES OF ACTION, ALLEGATIONS OR ASSERTIONS THAT BORROWER HAS OR MAY HAVE HAD AT ANY TIME UP THROUGH AND INCLUDING THE DATE OF THIS AMENDMENT, AGAINST ANY OR ALL OF THE FOREGOING, REGARDLESS OF WHETHER ANY SUCH CLAIMS, CAUSES OF ACTION, ALLEGATIONS OR ASSERTIONS ARE KNOWN TO COMPANIES OR WHETHER ANY SUCH CLAIMS, CAUSES OF ACTION, ALLEGATIONS OR ASSERTIONS AROSE AS RESULT OF LENDER’S ACTIONS OR OMISSIONS IN CONNECTION WITH THE AGREEMENT OR ANY OTHER DOCUMENTS, INSTRUMENTS OR AGREEMENTS IN CONNECTION THEREWITH, OR ANY AMENDMENTS, EXTENSIONS OR MODIFICATIONS THERETO, OR BANK’S ADMINISTRATION OF THE DEBT UNDER THE AGREEMENT OR OTHERWISE.

     (h) This Amendment shall be effective upon (a) the execution by Borrower and Lender of this Amendment, execution by the Guarantors of the attached Affirmation of Guaranty and (c) receipt by the Bank of executed copies of amendments to the documents related to the Picometrix Debt in form and substance acceptable to the Bank.

     (i) Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

     (j) This Amendment may be executed and acknowledged in counterparts, each of which shall constitute an original and all of which shall together constitute one and the same Amendment.

THE PRIVATEBANK AND TRUST		ADVANCED PHOTONIX, INC.
COMPANY

By:	/s/ Eric Haege	By:	/s/ Richard Kurtz
	Eric Haege		Richard Kurtz

Its:	Associate Managing Director	Its:	Chief Executive Officer

AFFIRMATION OF GUARANTY

     The undersigned acknowledge the foregoing Fourth Amendment to Loan Agreement, and ratify and confirm their obligations under their Guaranty of Borrower’s obligations to the Lender and acknowledge that the Guaranty remains in full force and effect in accordance with its terms subject to no setoff, defense or counterclaim.

November 30, 2010	SILICON SENSORS, INC.

By:	/s/ Richard Kurtz
Richard Kurtz

Its:	President

PICOMETRIX LLC

By:	/s/ Richard Kurtz
Richard Kurtz

Its:	President

Schedule 6.28

Payment Date	Principal Payment
December 1, 2010	$150,000
March 1, 2011	$75,000
June 1, 2011	$75,000
September 1, 2011	$150,000
December 1, 2011	$225,000
March 1, 2012	$225,000
June 1, 2012	$225,000
September 1, 2012	$275,500